Exhibit 99.1

2013-18

NEWS RELEASE

HECLA REPORTS FIRST QUARTER 2013 RESULTS

Aurizon Shareholders Vote in Favor of the Hecla Acquisition

For the Period Ended March 31, 2013

For Release: May 10, 2013

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) (Hecla or the Company) today announced first quarter net income applicable to common shareholders of $11.0 million, or $0.04 per basic share, and earnings after adjustments applicable to common shareholders of $3.4 million, or $0.01 per basic share.1 First quarter silver production was 1.9 million ounces at a cash cost of $7.02 per ounce, net of by-products.2

In addition, on May 9, 2013, Aurizon Mines Ltd. (Aurizon) shareholders voted in favor of the Hecla acquisition. Hecla expects to complete the acquisition of Aurizon during the second quarter upon receipt of Investment Canada regulatory approval. Aurizon's core asset is the Casa Berardi gold mine in Quebec, Canada, with 2013 gold production estimated by Aurizon of 125,000 to 130,000 ounces. Also, subsequent to the first quarter, the Company completed a $500 million offering of 6.875% Senior Notes due 2021, which will partially fund the acquisition.

FIRST QUARTER 2013 HIGHLIGHTS

●	Sales of $76.5 million.
●	Net income applicable to common shareholders of $11.0 million, or $0.04 per basic share.
●	Earnings after adjustments applicable to common shareholders (a non-GAAP measure) of $3.4 million, or $0.01 per basic share.[1]
●	Operating cash flow of $11.4 million.
●	Adjusted EBITDA (a non-GAAP measurement) of $33.3 million.
●

Greens Creek production of 1.8 million ounces of silver in the first quarter, a 34% increase over last year's first quarter, at an average cash cost (a non-GAAP measure) of $5.02 per ounce. Higher per ounce cash costs are due in part to lower base metals prices and production.

●

Total silver production of 1.9 million ounces at a total cash cost (a non-GAAP measure) of $7.02 per ounce, net of by-products.[2] Higher per ounce costs are due in part to production startup at Lucky Friday in February, which is expected to ramp up to normal production levels in the first half of the year. Cash costs per ounce are expected to decrease as production increases during this period.

●	Expenditures of $11.3 million on exploration and pre-development, 26% higher than the first quarter of 2012, to advance Hecla's major pre-development and exploration projects.
●	Exploration programs in the first quarter of 2013 succeeded in defining high-grade extensions to mineralization at San Sebastian and Greens Creek.
●	Cash and cash equivalents of $169 million at March 31, 2013.
●	Declaration of $0.0025 common stock dividend under the Company's dividend policy. Realized silver price was $28.86 in the first quarter.

(1)Earnings after adjustments applicable to common shareholders represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of net income applicable to common shareholders (GAAP) to earnings after adjustments can be found at the end of the release.

(2)Total cash cost per ounce of silver represents a non-GAAP measurement. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of this release.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

“During the first quarter we recommenced production at the Lucky Friday mine, after a year of rehabilitation and enhancement, and expect the mine to produce more than 2 million ounces of silver this year and 3 million ounces of silver in 2014," said Phillips S. Baker, Jr., President and Chief Executive Officer. "My ongoing thanks to the team at the Lucky Friday who completed this work safely and efficiently, and the team at Greens Creek whose effort generates the cash flow that's carrying the Company through this period.”

“We are very pleased that the Aurizon shareholders recognized the benefits of the acquisition by Hecla and voted in favor of the deal on May 9, 2013. Hecla remains the largest primary silver producer in the U.S., with, upon closing the Aurizon transaction, strong gold production from Canada. The gold and two silver mines in the new Hecla are all located in mining-friendly jurisdictions, and each has more than 10 years of mine life as well as organic growth potential. We expect to have low-cost silver and gold production, reserve growth and strong cash flows for many years to come,” Mr. Baker added.

“Another transformational event for the Company was the recent $500 million Senior Notes offering, which was up-sized during the offering from $400 million, demonstrating market confidence not only in the merits of the Aurizon acquisition, but also in Hecla's diverse, North American asset base,” Mr. Baker said. “Hecla's balance sheet remains very strong, which should allow for our continued growth through additional acquisitions as well as our organic growth projects as we advance towards our targeted goal of 15 million ounces of silver production by 2017.”

“There has been significant weakness in precious metals prices this spring, which we are watching closely, but I am pleased to note the increase in demand for the physical metal, particularly in the Middle East and in Asia, that has emerged as a result of these lower prices,” Mr. Baker concluded. “I believe that in these times of price volatility and uncertainty, those companies like Hecla with low costs, high margins and the flexibility to scale back or increase discretionary expenditures such as exploration, pre-development, capital and investments, will fare the best.”

FINANCIAL OVERVIEW

Net income applicable to common shareholders for the first quarter was $11.0 million, or $0.04 per share, compared to $12.4 million, or $0.04 per share, for the same period a year ago and was impacted by the following items:

●

Exploration and pre-development expense increased to $11.3 million in the first quarter from $9.0 million in the same period in 2012. This expense relates to exploration work at Greens Creek in Alaska, and exploration and pre-development work at San Sebastian in Mexico, at the San Juan Silver project in Colorado, and the Star complex in North Idaho's Silver Valley near the Lucky Friday mine.

●	Aurizon acquisition costs of $5.3 million in the first quarter of 2013.
●

A $21.5 million gain on base metal derivative contracts for the first quarter, compared to a $5.2 million loss for the same period in 2012. A summary of the quantities of base metals committed at March 31, 2013, is included on page 5 of this release.

●

Lucky Friday suspension-related costs of $1.5 million in the first quarter compared to $6.2 million in the same period of the prior year. The Lucky Friday resumed limited production in February 2013, with a return to full production levels anticipated in mid-2013.

●

Losses of $2.7 million on provisional price adjustments compared to gains of $5.1 million in the same period of 2012. The provisional price adjustment related to zinc and lead contained in our concentrate shipments was largely offset by net gains on forward contracts of $2.4 million for those metals, compared to a loss of $1.0 million during the comparable period last year.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

	First Quarter Ended
HIGHLIGHTS	March 31, 2013	March 31, 2012
FINANCIAL DATA

Sales (000)	$76,450	$91,153
Gross profit (000)	$25,618	$48,202
Income applicable to common shareholders (000)	$10,956	$12,434
Basic income per common share	$0.04	$0.04
Diluted income per common share	$0.04	$0.04
Net income (000)	$11,094	$12,572

Cash provided by operating activities (000)	$11,360	$41,426

Capital expenditures (including non-cash capital lease additions) at the operations totaled $25.6 million for the first quarter ended March 31, 2013. Expenditures at the Lucky Friday were $14.4 million and expenditures at Greens Creek were $11.2 million. Capital expenditures at Greens Creek and Lucky Friday are expected to be $145 million for the year, a reduction of $7.0 million from estimates earlier in the year.

Pre-development expenditures totaled $4.8 million in the first quarter of 2013. Pre-development expenditures in 2013 are now expected to be approximately $21.0 million for infrastructure at the San Juan Silver property in Creede, Colorado, and the San Sebastian property in Mexico, a reduction of $3.0 million from estimates earlier in the year.

Exploration expenditures (on Hecla assets) for the first quarter of 2013 were $6.5 million. Exploration expenditures for 2013 are now expected to be approximately $21.0 million, a $6.0 million reduction from estimates earlier in the year.

Aurizon Mines Ltd. Acquisition

The acquisition of Aurizon is by a Plan of Arrangement, which is similar to a U.S. merger and requires two-thirds approval by Aurizon shareholders. On May 9, 2013, Aurizon's shareholders approved the transaction. The Casa Berardi gold mine, Aurizon’s principal operating mine, is well-known to the Company as Hecla has followed it closely since 2006. Aurizon's expectation is that Casa Berardi will produce 125,000 to 130,000 ounces of gold in 2013 at a cash cost of $810 per ounce, with a total of CAD$102 million in capital spending at Casa Berardi and CAD$7.2 million of exploration during the year. The review process currently underway by Investment Canada can take up to 75 days from the application date, suggesting a decision is likely before June 5. Consideration for the acquisition is comprised of a maximum of approximately CAD$514 million cash and 57 million shares of Hecla common stock.

On May 2, 2013, Aurizon announced a minor discharge at the Casa Berardi tailings facility. Aurizon expects that operations will not be impacted. Observations from the Hecla team members that visited the site support this expectation. The Company awaits the findings of the Quebec Environment Ministry on the incident.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

“I believe the acquisition of Aurizon and the related financing will further transform Hecla into one of the world's lowest risk silver and gold miners,” said Mr. Baker. “When this transaction closes as expected later this quarter, we will have added a third long-lived, low-cost operating mine in a mining-friendly jurisdiction while strengthening our balance sheet. I believe that in Hecla's 122-year history, we have never had such good prospects.”

$500 Million Senior Notes Offering

On April 12, 2013, Hecla closed its offering of $500 million of 6.875% Senior Notes due 2021 (the Notes) to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the Securities Act) and outside the United States pursuant to Regulation S under the Securities Act. The size of the offering represents an increase of $100 million from the $400 million amount originally proposed. The interest on the Notes will be payable in cash semi-annually in arrears. The Notes will mature on May 1, 2021. The gross proceeds from the offering of the Notes were deposited into a segregated escrow account, and Hecla intends to use the net proceeds ($490 million) to partially fund the acquisition of Aurizon.  For more information about the Notes and the Aurizon acquisition, see Hecla's recent filings with the Securities and Exchange Commission.

Dividends

Common

The Board of Directors elected to declare a quarterly dividend of $0.0025 per share of common stock, payable on or about June 5, 2013, to shareholders of record on May 28, 2013. The realized silver price was $28.86 in the first quarter and therefore did not trigger a larger dividend under the Company's dividend policy.

Preferred

The Board of Directors has also elected to declare the regular quarterly dividend of $0.875 per share on the outstanding Series B Cumulative Convertible Preferred Stock, on a total of 157,816 shares outstanding. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable July 1, 2013, to shareholders of record on June 14, 2013.

Metals Prices

Realized silver prices in the first quarter of 2013 were $28.86 per ounce, compared to the average realized price in the first quarter of 2012 of $36.59 per ounce.

Overall first quarter realized metals prices were slightly lower than those in the fourth quarter of 2012, resulting in negative adjustments to provisional settlements of $2.7 million compared to net positive price adjustments to provisional settlements of $5.1 million in the first quarter of 2012. The adjustment to provisional settlements is largely due to changes in prices in the time period between the shipment of concentrate and the final settlement. The provisional price adjustment related to zinc and lead contained in our concentrate shipments was largely offset by net gains on forward contracts of $2.4 million for those metals.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

		First Quarter Ended
		March 31, 2013	March 31, 2012
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$30.08	$32.62
	Realized price per ounce	$28.86	$36.59
Gold -	London PM Fix ($/oz)	$1,630	$1,691
	Realized price per ounce	$1,620	$1,751
Lead -	LME Cash ($/pound)	$1.04	$0.95
	Realized price per pound	$1.07	$1.00
Zinc -	LME Cash ($/pound)	$0.92	$0.92
	Realized price per pound	$0.93	$0.95

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at March 31, 2013:

Base Metals Forward Sales Contracts

	Pounds Under Contract (in thousands)		Average Price per Pound
	Zinc	Lead	Zinc	Lead
Contracts on provisional sales
2013 settlements	14,716	7,165	$0.93	$1.08

Contracts on forecasted sales
2013 settlements	30,258	26,951	$0.98	$1.09
2014 settlements	60,516	47,619	$0.99	$1.05
2015 settlements	20,944	37,864	$1.00	$1.07

OPERATIONS OVERVIEW

First quarter silver cash cost was $7.02 per ounce, net of by-products, compared to $2.24 per ounce in the same period in 2012. The consolidated costs include initial start-up costs from the Lucky Friday mine, which recommenced operations in February and is expected to produce more than 2 million ounces of silver in 2013. Including Greens Creek, full year 2013 consolidated cash costs, net of by-product credits, are expected to average approximately $5.00 per ounce of silver, a result that is dependent on base metal prices returning to higher levels.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

The following table provides the production summary on a consolidated basis for the first quarter ended March 31, 2013 and 2012:

		First Quarter Ended
		March 31, 2013	March 31, 2012
PRODUCTION SUMMARY
Silver -	Ounces produced	1,901,016	1,328,704
	Payable ounces sold	1,593,749	1,427,187
Gold -	Ounces produced	13,689	12,652
	Payable ounces sold	9,992	11,860
Lead -	Tons produced	5,541	4,854
	Payable tons sold	4,357	4,169
Zinc -	Tons produced	14,272	15,943
	Payable tons sold	8,035	11,687
Total cash cost per ounce of silver produced (1)		$7.02	$2.24

(1) See the attached schedule for a reconciliation to GAAP.

Greens Creek Mine - Alaska

Silver production at Greens Creek was 1.8 million ounces in the first quarter of 2013, 34% higher than the 1.3 million ounces in the same period in 2012. The increase in silver production year-over-year was due primarily to 20% higher tonnage and 15% higher grades compared to last year.

Mining and milling costs per ton were up by 13% and 16%, respectively, in the first quarter compared to the same period in 2012. The increase in milling costs was primarily due to diesel fuel costs related to the generation of more power on-site due to lower availability of less expensive hydroelectric power, as a result of lower precipitation levels in southeastern Alaska. Both mining and milling costs were impacted by an increase in labor costs as a result of higher costs of medical and other benefits and higher salary costs. Higher mining costs are also the result of higher maintenance costs.

Approximately $12.0 million in gross profit related to first quarter production has been shifted into the second quarter due to timing of a barge shipment.

The cash cost per ounce of silver increased to $5.02 per ounce, compared to $2.24 per ounce in the first quarter of last year, due primarily to lower by-product credits as a result of lower by-product production.

During the first quarter, crews finished the 200 South development and began rehabilitation of the 29 Ramp, as part of the East Ore project.

Lucky Friday Mine - Idaho

In February, the Lucky Friday recommenced production upon completion of the rehabilitation and enhancement project of the 6,100 foot Silver Shaft, the main access to the mine, and the 5900 bypass. In the first quarter, Lucky Friday produced 120,000 ounces of silver at a cash cost of $36.55 per ounce. The high cash costs are the result of the low production levels in the early phase of the mine restart. Two of seven production areas have restarted and the Company anticipates a ramp-up in mine output during the first half of the year as additional production stopes come on line, with a return to full production levels expected in mid-2013. Full year production is expected to total more than 2 million ounces of silver with about 1.5 million ounces in the second half of the year.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

The Company resumed sinking of the #4 Shaft in early 2013 upon completion of the Silver Shaft work and re-opening of the mine. Once complete, the #4 Shaft project, an internal shaft at the Lucky Friday mine, is expected to provide deeper access to higher grade material in order to extend the operational life and to increase silver production to 5 million ounces per year.

Total cash cost per silver ounce produced and cost per ton milled for the first quarter of 2013 were generally higher than historical periods of operating at full production. The higher per-unit costs are primarily due to lower production, as mine output is limited until production areas come on line. The Company anticipates the higher per-unit costs to continue until the mine returns to full production in approximately mid-2013.

In March, the Mine Safety and Health Administration (MSHA) officially notified the Company that the Lucky Friday mine will not be issued a potential pattern of violations (PPOV) notification, a possibility the agency had indicated late last year.

EXPLORATION AND PRE-DEVELOPMENT

●	In the first quarter of 2013, exploration programs succeeded in defining high-grade extensions to mineralization at San Sebastian and Greens Creek.
●

At San Sebastian, drilling of the Middle Vein has extended a shallow, very high-grade, gold-silver vein to the southeast. In-fill drilling of the resource continues to intercept high-grade veins in oxide mineralization near surface.

●	Very high-grade mineralization over good widths was drilled at Greens Creek at the Deep Southwest, 5250 Zones and Gallagher.

Exploration and pre-development expenses were $6.5 million and $4.8 million, respectively, in the first quarter. This is about a $0.9 million increase in exploration and $1.4 million increase in pre-development over the first quarter of 2012. Exploration at San Sebastian was about one-third of the exploration total and advancing the decline at the Bulldog represented about 80 percent of the pre-development expense.

Full year exploration and pre-development expenses on Hecla assets are expected to be about $9.0 million lower than estimates earlier in the year, or $42 million, excluding Aurizon exploration programs.

Greens Creek - Alaska

Greens Creek exploration made significant progress in defining high-grade extensions to mineralization along the Deep Southwest, 5250 and Gallagher ore trends. Deep Southwest is a recently discovered zone which lies below and further west of the Southwest Zone. The geometry of this body is currently being defined but it is open down dip and to the southwest along strike. Significant intersections include 27.1 oz/ton silver, 0.39 oz/ton gold, 13.3% zinc and 6.1% lead over 8.6 feet (Deep Southwest); 21.5 oz/ton silver, 0.31 oz/ton gold, 8.9% zinc and 4.1% lead over 10.5 feet (Deep Southwest) and 21.9 oz/ton silver, 0.05 oz/ton gold, 5.8% zinc and 2.8% lead over 24.6 feet (5250 Zone). (See additional drill assay highlights in tables at the end of the release.) Drilling will continue in an effort to define and expand the Deep Southwest further southwest and the 5250 Zone to the south; however, the emphasis is expected to shift to in-fill drilling of the 200 South in an effort to convert resources to reserves and exploration drilling to the south and west that could extend mineralization beyond the current high-grade resources.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

San Sebastian - Mexico

Exploration

Re-examination of district potential near the past producing Francine Vein at San Sebastian led to the discovery of both precious metal-rich oxide and more base metal-rich sulfide mineralization at the Middle Vein in 2012. Drilling during the quarter was a combination of in-fill drilling to refine and upgrade the resource and exploration drilling that extended the very high-grade, near-surface oxide resource to the southeast. Recent drill intersections include 62.16 oz/ton silver and 0.34 oz/ton gold over 8.0 feet and 34.25 oz/ton silver and 0.22 oz/ton gold over 8.4 feet (Middle Vein). (See additional drill assay highlights in tables at the end of the release.) Drilling is expected to continue along the prospective Middle Vein trend, which is currently defined for approximately 3,000 feet along strike and to a depth of 1,000 feet and appears open for extension along strike to the southeast. Drilling is also planned for extensions to the Hugh Zone and Andrea Vein structures.

Pre-Development

Pre-development expenditures in the first quarter were primarily for infrastructure and engineering and permitting studies at the San Sebastian project as part of the focus on optimizing the mining and processing of the veins. Scoping studies are in progress to determine the production viability, rate and sequencing of mining the three areas (Middle Vein, Hugh Zone and Andrea Vein) and are expected to be completed in the third quarter. Drilling in the core of the Hugh Zone for metallurgical samples has commenced and is expected to provide material to refine the metallurgical processing and mill design. Concurrent with the completion of the scoping studies, a ramp is being engineered for initial construction expected this year to allow access to both the Hugh Zone and Middle Vein. Hydrology and geotechnical studies are all advancing.

San Juan Silver - Colorado

Exploration

Underground drilling in the Equity Vein system at the San Juan Silver property continued to outline multiple zones of high-grade, gold and silver-bearing veins near the intersection with the North Amethyst Vein. (See drill assay highlights in tables at the end of the release.) However, it did not generate sufficient tons to justify continuing at this time. Planned exploration for the remainder of the year will focus on the Bulldog Vein system.

Pre-Development

Development of the Bulldog infrastructure is continuing with the 2800-foot long decline now advanced over 1,300 feet. The expected fourth quarter 2013 completion of the decline will access old workings and the ore body. This decline provides access for the confirmation of the resource and potential drill platforms for exploration. Scoping studies, resource updates and economic models related to the Bulldog continue to be advanced.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Silver Valley - Idaho

Exploration & Pre-Development

Drilling to follow-up on higher grade surface holes intersected narrow, high-grade veins at the You Like and the newly defined Midnight veins east of the current Star and You Like resources. (See drill assay highlights in tables at the end of the release.) Underground drilling is complete, and the Star underground infrastructure will be shut down until the Star data is integrated into the Lucky Friday optimization study.

Junior Exploration Investment Program

As part of the Company's junior exploration investment program initiated in 2012, Hecla has recently made an investment in Brixton Metals Corporation (Brixton). Brixton is a Canadian-based precious metals exploration company currently focused on the exploration of the Thorn Project located in the Atlin Mining District in northern British Columbia. Exploration results at the Thorn property show several different styles of precious metal mineralization that highlight the potential for a substantive discovery.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Friday, May 10, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-877-415-3182 or for international dialing 1-857-244-7325. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Established in 1891, Hecla Mining Company is the largest and lowest-cost primary silver producer in the U.S. The Company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements to Investors on Forward-Looking Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

All disclosures of a technical or scientific nature in this press release have been reviewed and approved by Dean McDonald, P.Geo., Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for the Greens Creek Mine are contained in a technical report titled “Technical Report for the Greens Creek Mine” dated March 28, 2013, and for the Lucky Friday Mine are contained in a technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” dated March 28, 2013. Also included in these two technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these two technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (“Guide 7”).  However, the Company is also a "reporting issuer" under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (“NI 43-101”).  NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements.  Such Canadian information is being included here to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of  mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources”, "indicated resources," and "inferred resources" are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally not permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed  by foreign law, as is the case here.  Still, investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a "resource” will ever be upgraded to a higher category or will ever be economically extracted.  Investors are cautioned not to assume that all or any part of a "resource” exists or is economically or legally mineable.  Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

For further information, please contact:

Jim Sabala, Sr. VP and CFO

or

Mike Westerlund, VP-Investor Relations

800-HECLA91 (800-432-5291)

Investor Relations

Email: mailto:hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

HECLA MINING COMPANY

Condensed Consolidated Statements of Income

(dollars and shares in thousands, except per share amounts - unaudited)

	First Quarter Ended
	March 31, 2013	March 31, 2012
Sales of products	$76,450	$91,153
Cost of sales and other direct production costs	36,825	33,290
Depreciation, depletion and amortization	14,007	9,661
	50,832	42,951
Gross profit	25,618	48,202

Other operating expenses:
General and administrative	6,939	4,501
Exploration	6,493	5,611
Pre-development	4,791	3,366
Other operating expense	1,024	944
Provision for closed operations and reclamation	1,794	2,178
Aurizon acquisition costs	5,292	—
Lucky Friday suspension-related costs	1,498	6,166
	27,831	22,766
Income (loss) from operations	(2,213)	25,436
Other income (expense):
Gain (loss) on derivative contracts	21,539	(5,231)
Interest and other income (expense)	(113)	149
Interest expense	(704)	(467)
	20,722	(5,549)
Income before income taxes	18,509	19,887
Income tax provision	(7,415)	(7,315)

Net income	11,094	12,572
Preferred stock dividends	(138)	(138)

Income applicable to common shareholders	$10,956	$12,434

Basic income per common share after preferred dividends	$0.04	$0.04
Diluted income per common share after preferred dividends	$0.04	$0.04
Weighted average number of common shares outstanding - basic	285,171	285,292
Weighted average number of common shares outstanding - diluted	297,164	296,928

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

HECLA MINING COMPANY

Condensed Consolidated Balance Sheets

(dollars and share in thousands - unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$168,614	$190,984
Accounts receivable:
Trade	11,927	17,555
Other, net	8,383	7,466
Inventories	33,745	28,637
Current deferred income taxes	23,043	29,398
Other current assets	12,519	8,858
Total current assets	258,231	282,898
Non-current investments	9,429	9,614
Non-current restricted cash and investments	883	871
Properties, plants, equipment and mineral interests, net	1,007,896	996,659
Non-current deferred income taxes	88,729	86,365
Other non-current assets and deferred charges	14,944	1,883
Total assets	$1,380,112	$1,378,290

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$37,256	$43,162
Accrued payroll and related benefits	15,806	10,760
Accrued taxes	9,824	12,321
Current portion of capital leases	7,294	5,564
Current portion of accrued reclamation and closure costs	19,845	19,845
Other current liabilities	—	3,335
Total current liabilities	90,025	94,987
Capital leases	15,389	11,935
Accrued reclamation and closure costs	94,056	93,370
Other non-current liabilities	37,446	40,047
Total liabilities	236,916	240,339

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	71,500	71,499
Capital surplus	1,219,080	1,218,283
Accumulated deficit	(115,896)	(123,288)
Accumulated other comprehensive loss	(26,577)	(23,918)
Treasury stock	(4,950)	(4,664)
Total shareholders’ equity	1,143,196	1,137,951
Total liabilities and shareholders’ equity	$1,380,112	$1,378,290
Common shares outstanding	285,163	285,210

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

HECLA MINING COMPANY

Condensed Consolidated Statements of Cash Flows

(dollars in thousands - unaudited)

	Three Months Ended
	March 31, 2013	March 31, 2012
OPERATING ACTIVITIES
Net income	$11,094	$12,572
Non-cash elements included in net income:
Depreciation, depletion and amortization	14,711	11,269
Gain on disposition of properties, plants, equipment and mineral interests	(125)	(28)
Provision for reclamation and closure costs	591	1,427
Stock compensation	798	558
Deferred income taxes	3,990	2,826
Amortization of loan origination fees	135	100
(Gain) loss on derivative contracts	(19,620)	12,140
Other non-cash (gains) charges, net	(11)	270
Change in assets and liabilities:
Accounts receivable	4,708	8,014
Inventories	(5,108)	1,948
Other current and non-current assets	382	549
Accounts payable and accrued liabilities	(2,712)	(5,580)
Accrued payroll and related benefits	5,046	(3,870)
Accrued taxes	(2,497)	2,890
Accrued reclamation and closure costs and other non-current liabilities	(22)	(3,659)
Cash provided by operating activities	11,360	41,426

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(25,753)	(24,652)
Proceeds from disposition of properties, plants and equipment	126	35
Purchases of investments	(2,562)	—
Changes in restricted cash and investment balances	(12)	—
Net cash used in investing activities	(28,201)	(24,617)

FINANCING ACTIVITIES
Acquisition of treasury shares	(286)	—
Dividends paid to common shareholders	(3,565)	(3,566)
Dividends paid to preferred shareholders	(138)	(138)
Repayments of capital leases	(1,540)	(1,064)
Net cash used in financing activities	(5,529)	(4,768)
Net (decrease) increase in cash and cash equivalents	(22,370)	12,041
Cash and cash equivalents at beginning of period	190,984	266,463
Cash and cash equivalents at end of period	$168,614	$278,504

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

HECLA MINING COMPANY

Production Data

	Three Months Ended
	March 31, 2013	March 31, 2012
GREENS CREEK UNIT
Tons of ore milled	197,823	165,516
Mining cost per ton	$72.14	$64.04
Milling cost per ton	$37.70	$32.58
Ore grade milled - Silver (oz./ton)	12.74	11.08
Ore grade milled - Gold (oz./ton)	0.11	0.12
Ore grade milled - Lead (%)	3.32	3.84
Ore grade milled - Zinc (%)	8.40	11.00
Silver produced (oz.)	1,780,524	1,328,704
Gold produced (oz.)	13,689	12,652
Lead produced (tons)	4,835	4,854
Zinc produced (tons)	14,072	15,943
Total cash cost per ounce of silver produced (1)	$5.02	$2.24
Capital additions (in thousands)	$11,177	$14,713
LUCKY FRIDAY UNIT
Tons of ore processed	13,926	—
Mining cost per ton	$122.49	$—
Milling cost per ton	$58.76	$—
Ore grade milled - Silver (oz./ton)	9.45	—
Ore grade milled - Lead (%)	5.71	—
Ore grade milled - Zinc (%)	2.19	—
Silver produced (oz.)	120,492	—
Lead produced (tons)	706	—
Zinc produced (tons)	200	—
Total cash cost per ounce of silver produced (1)	$36.55	$—
Capital additions (in thousands)	$14,458	$11,697

(1) Total cash costs per ounce of silver represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Non-GAAP Measures

(Unaudited)

Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)

This release contains references to a non-GAAP measure of cash costs per ounce. Cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. "Total cash cost per ounce" is a measure developed by mining companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

The following table calculates cash cost per ounce:

Dollars are in thousands (except per ounce amounts)	Three Months Ended March 31,
	2013	2012
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs	$13,346	$2,976
Divided by ounces produced	1,901	1,329
Total cash cost per ounce produced	$7.02	$2.24
Reconciliation to GAAP:
Total cash costs	$13,346	$2,976
Depreciation, depletion and amortization	14,007	9,661
Treatment costs	(18,597)	(17,695)
By-product credits	46,577	46,353
Change in product inventory	(4,604)	1,805
Reclamation and other costs	103	(149)
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$50,832	$42,951

GREENS CREEK UNIT
Total cash costs	$8,942	$2,976
Divided by ounces produced	1,781	1,329
Total cash cost per ounce produced	$5.02	$2.24
Reconciliation to GAAP:
Total cash costs	$8,942	$2,976
Depreciation, depletion and amortization	12,679	9,661
Treatment costs	(17,813)	(17,695)
By-product credits	44,966	46,353
Change in product inventory	(4,162)	1,805
Reclamation and other costs	99	(149)
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$44,711	$42,951

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

LUCKY FRIDAY UNIT (1)
Total cash costs	$4,404	$—
Divided by silver ounces produced	120	—
Total cash cost per ounce produced	$36.55	$—
Reconciliation to GAAP:
Total cash costs	$4,404	$—
Depreciation, depletion and amortization	1,328	—
Treatment costs	(784)	—
By-product credits	1,611	—
Change in product inventory	(442)	—
Reclamation and other costs	4	—
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$6,121	$—

(1) Production had been temporarily suspended at the Lucky Friday Unit in 2012 as work was performed to rehabilitate and enhance the Silver Shaft, the primary access from surface to the underground workings at the Lucky Friday mine. The Silver Shaft work was completed in early 2013, and limited production resumed at the Lucky Friday starting in February 2013. Care and maintenance costs incurred at the Lucky Friday during the suspension of production are included in a separate line item under Other operating expenses on the Condensed Consolidated Statement of Operations and Comprehensive Income (Unaudited), and have been excluded from the calculation of total cash costs for the three month periods ended March 31, 2013 and 2012.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Reconciliation of Earnings After Adjustments Applicable to Common Shareholders to Generally Accepted Accounting Principles (GAAP)

This release also refers to a non-GAAP measure of earnings after adjustments. Earnings After Adjustments and Earnings After Adjustments per share are non-GAAP measures which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that earnings after adjustments per common share provides investors with the ability to better evaluate our underlying operating performance. The following table reconciles net income applicable to common shareholders to earnings after adjustments applicable to common shareholders:

Dollars are in thousands (except per share amounts)	Three Months Ended March 31,
	2013	2012
Net income applicable to common shareholders (GAAP)	$10,956	$12,434

Adjusting items:
(Gains) losses on derivatives contracts	(21,539)	5,231
Environmental accruals	—	769
Provisional price losses (gains)	2,700	(5,137)
Lucky Friday suspension-related costs	1,498	6,166
Aurizon acquisition costs	5,292	—
Income tax effect of above adjustments	4,458	(2,530)

Earnings after adjustments applicable to common shareholders	$3,365	$16,933

Weighted average shares - basic	285,171	285,292

Weighted average shares - diluted	297,164	296,928

Basic earnings after adjustments per common share	$0.01	$0.06

Diluted earnings after adjustments per common share	$0.01	$0.06

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Reconciliation of Adjusted EBITDA to Generally Accepted Accounting Principles (GAAP)

This release refers to a non-GAAP measure of Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance. Adjusted EBITDA is calculated as net income before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, Aurizon acquisition costs, Lucky Friday suspension-related costs, interest and other income (expense), gains and losses on derivative contracts, and provisional price gains and losses. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA is useful to investors in evaluating our operating performance. The following table reconciles net income to Adjusted EBITDA:

Dollars are in thousands	Three Months Ended March 31,
	2013	2012
Net income	$11,094	$12,572

Plus: Interest expense	704	467
Plus: Income taxes	7,415	7,315
Plus: Depreciation, depletion and amortization	14,711	11,269
Plus: Exploration expense	6,493	5,611
Plus: Pre-development expense	4,791	3,366
Plus: Aurizon acquisition costs	5,292	—
Plus: Lucky Friday suspension-related costs	1,498	6,166
Plus/(Less): Interest and other (income) expense	113	(149)
Plus/(Less): (Gains)/losses on derivative contracts	(21,539)	5,231
Plus/(Less): Provisional price (gains)/losses	2,700	(5,137)

Adjusted EBITDA	$33,272	$46,711

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Table A

Hecla Estimated Ore Reserves and Resources

(As of December 31, 2012)

		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
	Tons	(Oz/ton)	(Oz/ton)	(%)	(%)	(Ounces)	(Ounces)	(Tons)	(Tons)
Proven and Probable Reserves
Proven Ore Reserves
Lucky Friday, USA	2,206,600	12.1	—	7.4	2.7	26,778,900	—	163,350	58,560
Greens Creek, USA	12,000	9.3	0.095	2.7	7.8	112,500	1,100	330	940
Subtotal Proven	2,218,600					26,891,400	1,100	163,680	59,500
Probable Reserves
Lucky Friday, USA	1,931,700	14.8	—	8.7	3.2	28,676,000	—	167,390	62,300
Greens Creek, USA	7,845,600	12.0	0.092	3.4	9.0	94,481,200	718,400	267,410	702,300
Subtotal Probable	9,777,300					123,157,200	718,400	434,800	764,600
Total Proven & Probable	11,995,900					150,048,600	719,500	598,480	824,100
Indicated Resources
Lucky Friday, USA (1)	19,028,600	5.7	—	3.8	2.3	108,704,400	—	731,460	440,470
Greens Creek, USA (2)	448,600	5.9	0.119	3.2	7.0	2,650,500	53,500	14,300	31,580
San Sebastian, Mexico (3)	1,297,300	3.4	0.057	1.1	1.5	4,371,000	73,900	14,640	19,080
San Juan Silver, USA (4)	515,500	14.8	—	2.1	1.1	7,619,600	—	10,760	5,820
Star Complex, USA (5)	1,061,200	3.0	—	6.4	7.5	3,235,200	—	68,340	80,100
Total Indicated Resources	22,351,100					126,580,700	127,400	839,500	577,050
Inferred Resources
Lucky Friday, USA (6)	6,921,900	9.1	—	5.6	2.3	62,651,500	—	384,930	158,240
Greens Creek, USA (7)	3,784,500	11.4	0.100	2.4	6.2	42,977,300	379,200	92,130	233,110
San Sebastian, Mexico (8)	5,695,900	4.2	0.028	0.5	0.6	23,897,400	159,700	25,880	36,040
San Juan Silver, USA (9)	3,078,200	10.7	0.012	1.3	1.1	33,096,400	35,600	40,990	34,980
Star Complex, USA (10)	2,972,300	3.2	—	5.9	5.5	9,377,900	—	174,080	163,480
Monte Cristo, USA (11)	913,300	0.3	0.144	—	—	271,000	131,300	—	—
Total Inferred Resources	23,366,000					172,000,500	705,900	718,010	625,860

Note: All estimates are in-situ

(1) Indicated Resources from Gold Hunter and Lucky Friday vein systems diluted and factored for expected mining recovery.

(2) Indicated Resources only in Gallagher ore body, factored for dilution and mining recovery.

(3) Indicated Resources diluted to minimum mining width of 2.0 meters for Hugh Zone, 1.5 meters for Andrea Vein.

(4) Indicated Resources diluted to minimum mining width of 6.0 feet for Bulldog.

(5) Indicated Resources, diluted to minimum mining width of 4.3 feet.

(6) Inferred Resources from Gold Hunter and Lucky Friday vein systems diluted and factored for expected mining recovery.

(7) Inferred Resources in East Ore, Gallagher, NWW, 200S ore bodies, factored for dilution and mining recovery.

(8) Inferred Resources diluted to minimum mining width of 2.0 meters for Hugh Zone, 1.5 meters for Andrea & Middle veins San Sebastian Hugh Zone also contains 29,720 tons of Cu at 1.46% Cu within 1,949,800 tons of ore.

(9) Inferred Resources diluted to minimum mining width of 6.0 feet for Bulldog, 5.0 feet for Equity & North Amethyst veins.

(10) In situ Inferred Resources diluted to minimum mining width of 4.3 feet.

(11) Inferred Resources diluted to minimum mining width of 5.0 feet.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Table 2 - Assay Results - Q1 2013

Note: All assay intervals represent true widths of drill core with the exception of the results from Greens Creek. At Greens Creek the assay intervals represent the horizontal width because the mineralized bodies are very irregular in shape and in most cases this is the best approximation for true width.

Greens Creek
Zone	Drill Hole	Drillhole	Sample	Sample	Width	Silver	Gold	Zinc	Lead	Depth From Mine
	Number	Azm/Dip	From:	To:	(Feet)	(oz/ton)	(oz/ton)	(%)	(%)	Portal (Feet)
Deep Southwest	GC3542	063/-71	599.1	599.9	0.5	26.82	0.56	24.31	11.13	(378)
	GC3565	101/-65	594.2	596.8	2.3	71.93	0.64	11.86	4.48	(354)
		and	584.0	585.9	1.4	34.08	0.31	25.55	14.26	(363)
	GC3567	101/-58	572.7	579.6	8.6	27.08	0.39	13.34	6.08	(297)
	GC3572	132/-70	614.1	625.0	10.5	21.49	0.31	8.93	4.10	(396)
	GC3573	156/-72	649.2	650.0	0.4	3.24	0.41	12.30	5.72	(449)
	GC3568	118/-61	602.1	605.7	3.2	11.60	0.43	14.01	5.69	(348)
	GC3575	139/-63	662.7	670.7	7.6	24.92	0.26	15.44	6.83	(413)
5250	GC3539	163/0	46.6	51.2	4.5	28.36	0.10	8.62	5.74	(713)
		and	60.7	63.3	2.6	15.01	0.09	10.53	8.10	(718)
	GC3540	163/-45	72.2	74.1	1.6	14.08	0.04	13.41	7.91	(735)
		and	77.3	82.8	5.1	10.15	0.05	7.18	3.88	(741)
	GC3543	163/-70	171.7	196.8	24.6	21.90	0.05	5.81	2.75	(748)
		and	198.9	207.6	7.1	11.11	0.04	3.29	1.54	(754)
Gallagher	GC3541	063/-57	519.3	523.7	3.9	4.71	0.07	17.93	9.62	(335)
	GC3555	063/-88	338.7	351.4	10.0	7.03	0.23	2.10	0.67	(230)
		and	354.0	363.8	7.5	6.93	0.15	4.30	2.25	(246)
	GC3556	063/-82	483.8	488.0	2.2	15.22	0.22	8.74	4.38	(368)
		and	490.3	497.7	6.7	6.09	0.21	8.55	4.10	(372)
		and	511.5	514.8	2.5	8.16	0.21	10.94	5.33	(394)
West Wall	GC3569	063/-67	—	13.5	12.7	7.02	0.29	12.78	2.64	(378)
	GC3577	052/-73	—	19.3	17.0	7.45	0.28	14.92	3.15	(379)

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

San Sebastian
Area	Drillhole Number	Width (Feet)	Silver (oz/ton)	Gold (oz/ton)
Middle Vein	SS-414	3.5	14.49	0.02
Middle Vein	SS-419	4.4	7.64	0.02
Middle Vein	SS-424	5.9	5.49	0.01
Middle Vein	SS-428	8.3	6.78	—
Middle Vein	SS-431	5.0	3.91	0.01
Middle Vein	SS-432	8.0	62.16	0.34
Middle Vein	SS-433	1.4	20.93	0.14
Middle Vein	SS-437	4.1	24.75	0.08
Middle Vein	SS-445	8.4	34.25	0.22
Middle Vein	SS-450	3.2	18.02	0.10
Middle Vein	SS-454	3.6	11.61	0.07
Middle Vein	SS-455	4.9	10.04	0.05

Silver Valley
Vein / Area	Drillhole Number	Width (Feet)	Silver (oz/ton)	Zinc (%)	Lead (%)
You Like	STR200-1038	4.3	8.8	—	—
You Like	STR200-1039	4.3	2.7	—	—
You Like	STR200-1041A	0.5	31.8	0.1	0.1
Midnight	STR200-1043	6.9	6.7	3.5	5.8

Equity
Vein / Area	Drillhole Number	Width (Feet)	Silver (oz/ton)	Copper (%)	Zinc (%)	Lead (%)
Equity Vein	NAU13186	0.5	0.31	0.01	0.03	0.01
Equity Vein	NAU13187	2.0	0.41	0.02	3.14	1.77
Equity Vein	NAU13188	5.8	0.91	0.26	2.60	1.07

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com